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                                                                   Exhibit 10.21



                                  NON-QUALIFIED
                           DEFERRED COMPENSATION PLAN

Land O'Lakes, Inc., a Minnesota cooperative corporation, hereby restates the Land O'Lakes Non-Qualified Deferred Compensation Plan, effective January 1, 1999.


                                    ARTICLE 1
                                   DEFINITIONS

1.1. "Account" means a deferred compensation account which the Company will establish and maintain on its books for each Participant.

1.2. "Beneficiary" means the person or person selected by the Participant to receive the benefits provided under this Plan in the event of the Participant's death.

1.3. "Code" means the Internal Revenue Code of 1986, as amended.

1.4. "Company" means Land O'Lakes, Inc.

1.5. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.6. "Participant" means a member of a select group of management and highly-compensated employees of Land O'Lakes designated as eligible to participate in the Plan by the President.

1.7. "Plan" means this Land O'Lakes Non-Qualified Deferred Compensation Plan.

1.8. "President" means the President and Chief Executive Officer of Land O'Lakes, Inc.


                                    ARTICLE 2
                                   ELIGIBILITY

2.1. Eligibility to participate in the Plan is limited to a select group of management and highly compensated employees designated by the President. The President shall designate eligible Participants from among employees who have an annual base salary of at least $90,000. The President shall identify Participants for each calendar year not later than December 1 of the preceding year. Any employee who has an individual employment agreement with the Company is not eligible to be a Participant unless the employment agreement specifically provides for employee's designation as a Participant in this Plan.


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                                    ARTICLE 3
                       DEFERRED COMPENSATION AND INTEREST

3.1. Participant may defer payment of a portion of his or her compensation by executing a Deferred Compensation Agreement prior to the beginning of the calendar year for which the deferral is to be effective. All compensation for which payment is deferred will be credited to Participant's Account. Amounts deferred hereunder are not included in compensation for purposes of any qualified pension benefit plans maintained by the Company. Company will credit Participant's Account with an additional amount equal to three percent (3% ) of Participant's elective deferrals to the Plan. In addition, at the end of each calendar quarter, Company will credit Participant's Account with interest on the Account balance at a rate to be announced in advance of each calendar year. Company will provide a quarterly statement showing the status of Participant's Account.


                                    ARTICLE 4
                                  DISTRIBUTIONS

4.1. The amount credited to Participant's Account will become payable upon the first to happen of the following events:

     a.   Participant's retirement;

     b.   Participant's disability;

     c.   Participant's death;

     d.   Participant's termination of employment for any other reason.

     Disability shall be established for the purpose of this Plan by qualification for disability payments under the Land O'Lakes, Inc. Long Term Disability Income Plan or Social Security Disability benefits.

4.2. Company will pay Participant's accrued Account balance according to the distribution schedule elected pursuant to a Deferred Compensation Agreement between Participant and the Company. If Participant has not otherwise elected a distribution option, Company will pay the accrued amount in substantially equal monthly installments over a period of five (5) years beginning during the first month of the calendar year following the year in which the qualifying event occurs.

4.3. In the event of Participant's death, Company may distribute the balance to Beneficiary in a lump-sum payment or on an installment basis as Company may in its sole discretion determine, taking into consideration beneficiary needs. Company shall also have the right to make distribution on an accelerated installment basis, including a lump-sum payment, or to purchase an annuity contract or the like, for any reason, including the cessation of operations, an emergency or necessity affecting Participant's personal or family affairs or those of Beneficiary, or for such other causes as Company deems appropriate in its sole discretion.



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4.4. If at any time a court or the Internal Revenue Service determines that an amount credited to Participant's Account is includable in Participant's gross income and subject to tax, the President may, in his sole discretion, permit a lump-sum distribution from Participant's Account of an amount equal to the amount determined to be includable in Participant's gross income in the form of cash. The Company shall have no liability for any tax obligation Participant may incur in connection with amounts deferred under this Plan.

4.5. Participant agrees to keep Company informed of his/her current address and the current address of Beneficiary. Company shall not be obligated to search for any person. If Participant's location is not made known to the Company within three (3) years after the date on which payment of Participant's benefits under this Plan may first be made, payment may be made as though Participant died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or within three (3) years after Participant's actual death, Company is unable to locate the Beneficiary, Company shall have no further obligation to pay any benefit under this Plan to Participant or Beneficiary.

4.6. Participant may designate a Beneficiary or revoke any beneficiary designation by submitting a properly executed Beneficiary Designation Form, which will be provided upon request by Vice President, Human Resources. Beneficiary designations are effective upon receipt by Vice President, Human Resources. Participant may change beneficiaries without the consent of any prior beneficiaries. If Participant is not living at the time any distribution is made, including any installment payment, the distribution will be made to Beneficiary. In the absence of a surviving Beneficiary, any amount remaining unpaid will be paid in a single sum to Participant's personal representative.

                                    ARTICLE 5
                           ADMINISTRATION OF THE PLAN

5.1. Company will administer this Plan and any Account hereunder, determine eligibility for benefits and construe the terms of the Plan as it deems appropriate in its sole discretion. Books and records established for the purpose of this Plan shall be maintained by Company at its expense and subject to the supervision and control of its designated representatives and employees. All expenses of administering this Plan shall be paid by Company. No member of the Board of Directors of Company and no officer or employee of Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to fraud or willful misconduct on the part of the director, officer or employee involved.

5.2. If for any reason a claim for benefits under this Plan is denied by the Company, the Vice President, Human Resources will provide Participant with a written explanation of the reasons for the denial, along with pertinent references to the section of the Plan on which the denial is based, and a description of the procedures Participant should follow to obtain a review of Participant's claim. This explanation will be provided to Participant within 90 days after the



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     Vice President receives Participant's written claim. Participant will have
     60 days after receiving the denial to make a written request for review of the denial. Within 60 days after receiving a request for review, the Vice President will provide Participant with a written decision on review. If Participant does not receive a written decision on review within 60 days, the claim will be deemed denied on review.

                                    ARTICLE 6
                            AMENDMENT AND TERMINATION

6.1. Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time. Any such amendment or termination shall be made by action of the President set forth in writing, and shall be effective as of the date provided therein. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Account as of the effective date of such amendment or termination. Company shall not credit the Account of any Participant with further amounts after termination of the Plan.

                                    ARTICLE 7
                               GENERAL PROVISIONS

7.1. Any funds identified or assigned to Participant's Account will continue for all purposes to be part of the Company's general assets; shall not be deemed to be income to Participant for the purpose of profit sharing, pension or any stock purchase plans; and no person other than Company shall, by virtue of this Plan, have any interest in any such funds. The rights of Participant, Beneficiary, and Participant's personal representative hereunder shall be solely those of an unsecured creditor of Company. The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA.

7.2. Neither Participant, Beneficiary, nor Participant's personal representative shall have any right to commute, sell, assign, transfer, pledge or encumber the right to receive any payments hereunder. Any attempted assignment, transfer, pledge or other disposition of this Plan, or of such rights, interests and benefits contrary to the foregoing, or any levy or attachment or similar process thereupon, shall be null and void and without effect.

7.3. Nothing contained in the Plan shall constitute a guaranty by Company or any other person or entity that any funds or assets of the Company will be sufficient to pay any benefit hereunder.

7.4. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Minnesota.



ADOPTED BY LAND O'LAKES, INC.          /s/ John F. Martin
                                   -------------------------------
                                           John F. Martin
                                   Vice President, Human Resources



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